Exhibit 10.10

STOCKHOLDERS AGREEMENT

DATED AS OF AUGUST 26, 2020

AMONG

TRINE ACQUISITION CORP.

AND

TRINE SPONSOR IH, LLC

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of August 26, 2020, is made and entered into by and among:

(1)           Trine Acquisition Corp., a Delaware corporation (“Trine”); and

(2)           Trine Sponsor IH, LLC, a Delaware limited liability company (together with any successor thereto, “Sponsor”).

RECITALS

WHEREAS, Trine and Desktop Metal, Inc., a Delaware corporation (“Legacy DM”), are party to that certain Agreement and Plan of Merger, dated as of August 26, 2020 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Trine, Legacy DM and Sparrow Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Trine (“Merger Sub”), pursuant to which, (i) Merger Sub will merge with and into Legacy DM, with Legacy DM being the surviving entity and a wholly-owned subsidiary of Trine (the “Merger”), (ii) by virtue of the Merger, former stockholders of Legacy DM will receive newly issued shares of Acquiror Common Stock and (iii) following the consummation of the Merger, Trine will be renamed “Desktop Metal, Inc.” (Trine following the consummation of the Merger, the “Company”) (terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement);

WHEREAS, following the closing of the Merger, Sponsor will Beneficially Own (as defined herein) shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”); and

WHEREAS, in anticipation of the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the parties hereto are entering into this Agreement on the date hereof, to be effective upon the Closing, to set forth certain understandings between such parties with respect to certain governance and other matters of the Company.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

Section 1.01          Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided that for purposes of Section 3.02, “Affiliate” has the meaning set forth in Section 3.02(e).

“Agreement” has the meaning set forth in the Preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended, restated and/or amended and restated from time to time.

“Class A Common Stock” has the meaning set forth in the Recitals hereto.

“Closing” has the meaning set forth in the Recitals hereto.

“Company” has the meaning set forth in the Recitals hereto.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person; provided that for purposes of Section 3.02, “control,” including the terms “controlling,” “controlled by” and “under common control with,” has the meaning set forth in Section 3.02(f).

“designated representatives” means, with respect to a Stockholder Party, (a) its and its Affiliates’ directors, managers, officers, attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Stockholder Party’s investment in the Company and (b) any of such Stockholder Party’s or their respective Affiliates’ partners, members, stockholders, directors, managers, officers, other fiduciaries, employees or agents in the ordinary course of business, so long as such Person has agreed to maintain the confidentiality of the information relating to the Company provided to it.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Identified Persons” has the meaning set forth in Section 3.02(b).

“Information” has the meaning set forth in Section 3.01.

“Information Parties” means, for so long as the Stockholder Parties Beneficially Own, in the aggregate, a number of Shares equal to or greater than twenty-five percent (25%) of the Initial Sponsor Shares (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like), the Stockholder Parties and their respective designated representatives (or other designees).

“Initial Sponsor Shares” shall mean the aggregate number of Shares Beneficially Owned by Sponsor immediately following the Closing.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Legacy DM” has the meaning set forth in the Recitals hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“NewCo” has the meaning set forth in Section 4.01.

“Non-Employee Directors” has the meaning set forth in Section 2.02.

“Non-Recourse Party” has the meaning set forth in Section 5.14.

“Permitted Transferee” has the meaning set forth in Section 5.05.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

“Shares” means shares of Class A Common Stock, or any securities of the Company into which such shares of Class A Common Stock are converted or reclassified or for which such shares of Class A Common Stock are exchanged.

“Sponsor” has the meaning set forth in the Preamble hereto.

“Sponsor Designee” has the meaning set forth in Section 2.01(a).

“Stockholder Parties” means Sponsor and its Permitted Transferees.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors (or similar fiduciaries) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of limited liability company interests, partnership interests, stock or equivalent ownership interest of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of Directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.  When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Trine” has the meaning set forth in the Preamble hereto.

Section 1.02          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

Section 2.01          Election of Directors.

(a)           So long as the Stockholder Parties Beneficially Own, in the aggregate, a number of Shares equal to or greater than twenty-five percent (25%) of the total number of Initial Sponsor Shares (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like), the Stockholder Parties shall be entitled to designate Leo Hindery, Jr. (the “Sponsor Designee”) to the Board as a Director.  If at any time the Stockholder Parties no longer Beneficially Own, in the aggregate, a number of Shares equal to or greater than twenty-five percent (25%) of the total number of Initial Sponsor Shares (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like), then upon receipt of a request from the Company to the Stockholder Parties or the Sponsor Designee, the Sponsor Designee shall (and the Stockholder Parties shall cause the Sponsor Designee to) immediately tender his resignation as a Director.  If at any time the Stockholder Parties no longer Beneficially Own, in the aggregate, a number of Shares equal to or greater than twenty-five percent (25%) of the total number of Initial Sponsor Shares (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like), then upon receipt of a request from the Company to the Stockholder Parties or the Sponsor Designee, the Sponsor Designee shall (and the Stockholder Parties shall cause the Sponsor Designee to) immediately tender his resignation as a Director.

(b)           Directors are subject to removal pursuant to the applicable provisions of the Certificate of Incorporation; provided, however, that for as long as this Agreement remains in effect and the Stockholder Parties are entitled to designate the Sponsor Designee in accordance with Section 2.01(a), the Sponsor Designee may only be removed with the consent of the Stockholder Parties.

(c)           The Company agrees, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors the Sponsor Designee and to nominate and recommend the Sponsor Designee to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof and to cause the applicable proxies to vote in accordance with the foregoing.  The Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to enable the Stockholder Parties to nominate and effect the election or appointment of the Sponsor Designee, whether by increasing the size of the Board or otherwise.

Section 2.02          Compensation.  Except to the extent the Stockholder Parties may otherwise notify the Company, the Sponsor Designee shall be entitled to compensation consistent with the compensation received by other members of the Board of Directors who are not employees of the Company (“Non-Employee Directors”), including any fees and equity awards, provided that, at the election of a Sponsor Designee, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by such Sponsor Designee) shall be paid to one or more of the Stockholder Parties or an Affiliate thereof specified by such Sponsor Designee rather than to such Sponsor Designee.

Section 2.03          Other Rights of Sponsor Designee.  Except as provided in Section 2.02, the Sponsor Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the

Board are entitled.  In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Sponsor Designee and provide the Sponsor Designee with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Certificate of Incorporation, bylaws or other organizational document of the Company, applicable Law or otherwise.

Section 2.04          Compliance of Sponsor Designee.  The Stockholder Parties shall use their reasonable best efforts to cause the Sponsor Designee to comply with any qualification requirements for Directors set forth in the Certificate of Incorporation, bylaws or other organizational document of the Company, and all policies, procedures, processes, codes, rules, standards and guidelines applicable to Directors, including the Company’s code of business conduct and ethics, any related person transactions approval policy, any securities trading policies, any Directors’ confidentiality policy and any corporate governance guidelines, and preserve the confidentiality of the Company’s business information, including the discussions of matters considered in meetings of the Board or any committee thereof, at all times that such Sponsor Designee serves as a Director; provided, however, that the Company understands and agrees that, subject to the terms of Section 3.01, the Sponsor Designee may disclose information he or she obtains while serving as a member of the Board to the Stockholder Parties.

Section 2.05          Vacancy.  In the event that a vacancy on the Board is created at any time by the death, retirement, disability, removal or resignation of the Sponsor Designee, the rights of the Stockholder Parties pursuant to this Article II shall automatically terminate and be of no further force or effect.

ARTICLE III.

INFORMATION

Section 3.01          Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles.  The Company shall, and shall cause its Subsidiaries to, (a) permit the Information Parties at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Information Parties, in addition to other information that might be reasonably requested by such Information Parties from time to time, (i) direct access to the Company’s auditors and officers, (ii)  quarter-end reports to be provided within sixty (60) days after the end of each quarter (provided that the Company’s timely filing of a quarterly report on Form 10-Q with respect to such quarter with the U.S. Securities & Exchange Commission shall satisfy this quarter-end report obligation), (iii) the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries, (iv) copies of all materials provided to the Board at the same time as provided to Directors and (v) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 3.01, the “Information”).  The Information Parties (and any party receiving Information from such Information Parties) who shall receive Information shall maintain the confidentiality of such Information.  Notwithstanding the foregoing, the Company shall not be required pursuant to this Section 3.01 to disclose to any Person any Information that counsel to the Company or the Board determines in good faith is subject to an attorney-client or other privilege that would potentially be lost or waived through the disclosure of such Information to such person; provided that the Company (x) has used commercially reasonable efforts to enter into arrangements pursuant to which it may provide such information to the Information Parties without the loss of any such privilege and (y) provides all Information other than the portions thereof which are required to be withheld to protect such privilege.

Section 3.02          Corporate Opportunities.

(a)           In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Stockholder Parties and each of their Affiliates (as defined in this Section 3.02) may serve as directors, officers or agents of the Company, (ii) the Stockholder Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) Non-Employee Directors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Section 3.02 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Stockholder Parties, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

(b)           None of (i) the Stockholder Parties or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his director and officer capacities) or his Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 3.02(c).  Subject to Section 3.02(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.

(c)           Notwithstanding the foregoing provisions of this Section 3.02, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section 3.02(b) shall not apply to any such corporate opportunity.

(d)           In addition to and notwithstanding the foregoing provisions of this Section 3.02, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

(e)           For purposes of this Section 3.02, “Affiliate” shall mean (a) in respect of any Stockholder Party, any Person that, directly or indirectly, is controlled by a Stockholder Party, controls a Stockholder Party or is under common control with a Stockholder Party and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company.

(f)            For purposes of this Section 3.02, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise.  A Person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.  Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section 3.02, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

ARTICLE IV.

ADDITIONAL COVENANTS

Section 4.01          Spin-Offs or Split-Offs.  In the event that the Company effects the separation of any portion of its business or assets into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Stockholder Party will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a stockholders agreement with the Stockholder Parties that provides the Stockholder Parties with rights vis-à -vis such NewCo that are substantially identical to those set forth in this Agreement, and each of the Stockholder Parties shall enter into such agreement.

ARTICLE V.

GENERAL PROVISIONS

Section 5.01          Effectiveness; Termination.  This Agreement shall not be effective until the Closing. Following the Closing and subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholder Parties as provided under Section 5.03, this Agreement (other than Article V hereof), shall terminate with respect to the Stockholder Parties at such time as the Stockholder Parties no longer Beneficially Own, in the aggregate, a number of Shares equal to or greater than twenty-five percent (25%) of the total number of Initial Sponsor Shares (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like). In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

Section 5.02          Notices.  Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile.  Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation.  Any notice or communication under this Agreement must be addressed, if to the Company, to 63 Third Avenue, Burlington, Massachusetts 01803, Attention: General Counsel and Chief Financial Officer, Email: meg.broderick@desktopmetal.com; elizabeth.linardos@desktopmetal.com, and, if to any Stockholder Party, at such Stockholder Party’s address as indicated on the Company’s records.  Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.02.

Section 5.03          Amendment; Waiver.

(a)           The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Stockholder Parties holding a majority of the Shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 5.01; provided, however, that any modification or amendment to Article II, Section 5.01 or this Section 5.03(a), in each case solely with respect to amendments affecting the Stockholder Parties or the Sponsor Designee, shall, in each case, also require the approval of the Stockholder Parties for so long as the Stockholder Parties Beneficially Own, in the aggregate, a number of Shares equal to or greater than twenty-five percent (25%) of the total number of Initial Sponsor Shares (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like).

(b)           Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c)           No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)           Each Stockholder Party, in such Stockholder Party’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company.  Thereafter, such Stockholder Party shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Stockholder Party.

(e)           Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 5.04          Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.  To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholder Parties being deprived of the rights contemplated by this Agreement.

Section 5.05          Assignment.  This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of shares that is an Affiliate of Sponsor so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement substantially in the form of Exhibit A hereto evidencing its agreement to become a party to, and to be bound to the same extent as Sponsor by all of the provisions of, this Agreement (a “Permitted Transferee”). This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

Section 5.06          Third Parties.  Except as provided for in Section 3.02(b) with respect to any Identified Person or Section 5.14 with respect to any Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 5.07          Governing Law.  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

Section 5.08          Jurisdiction; Waiver of Jury Trial.

(a)           Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 5.08.

(b)           Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement.

Section 5.09          Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 5.10          Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 5.11          Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 5.12          Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 5.13          Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

Section 5.14          No Recourse.  This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

TRINE ACQUISITION CORP.

By:	/s/ Pierre Henry
Name:	Pierre Henry
Title:	Chief Financial Officer

[Signature Page to Stockholders Agreement]

TRINE SPONSOR IH, LLC

By:	/s/ Pierre Henry
Name:	Pierre Henry
Title:	CFO/EVP

[Signature Page to Stockholders Agreement]

EXHIBIT A

FORM OF JOINDER TO STOCKHOLDERS AGREEMENT

                       , 20

Reference is made to the Stockholders Agreement, dated as of August 26, 2020, by and among Desktop Metal, Inc. and Trine Sponsor IH, LLC (as amended from time to time, the “Stockholders Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Stockholders Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Stockholders Agreement as a Stockholder Party.  This Joinder shall serve as a counterpart signature page to the Stockholders Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Stockholders Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

DESKTOP METAL, INC.

By:
Name:
Title: